Exhibit 99.1

CHARLOTTE RUSSE

ANNOUNCES THIRD QUARTER RESULTS

•	Third Quarter Sales From Continuing Operations Rose 32% With Comparable Store Sales Increase of 18.2% for the Charlotte Russe Stores

•	Diluted EPS From Continuing Operations of 36 Cents is 140% Improvement Over 15-cent Result in Same Quarter Last Year

•	In Total, Diluted EPS of 24 Cents Per Share Includes 12-cent Loss From Discontinued Operations Associated with Rampage Stores Held for Sale at Quarter-End

•	Target of 40 New Charlotte Russe Stores for Fiscal 2006 And at Least 50 Openings Planned for Fiscal 2007

SAN DIEGO, California, July 20, 2006 – Charlotte Russe Holding, Inc. (Nasdaq/NM: CHIC), a growing mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women in their teens and twenties, today reported financial results for the third quarter of fiscal 2006 ended June 24, 2006.

Mark Hoffman, Chief Executive Officer, remarked: “The Charlotte Russe stores, our core brand, continued to regain market share during the third quarter of fiscal 2006 with an 18.2% increase in comparable store sales. This marks the fourth consecutive quarter of double-digit comp sales increases for the Charlotte Russe stores; and, on a trailing 12-month basis, comparable stores sales rose 16.4% for Charlotte Russe only. We are successfully rebuilding our average store volumes and improving operating margin which, on a year-to-date basis, has risen from 3.6% to 7.3% of sales during fiscal 2006.”

“During the past quarter, we decided to dispose of the Rampage stores, and announced on June 29th that we had entered into an agreement to sell 44 of our 64 stores for $14 million. This transaction, and the associated gain on sale, will be recognized in our fourth quarter ended September 30, 2006, with the 44-store transfer expected to be completed by the end of July 2006. Of the 20 locations not included in the transaction, we plan to convert 4 into Charlotte Russe locations and return 12 back to landlords during the fourth quarter. Other than the 4 stores whose alternatives are still under review, we expect to have essentially exited the Rampage business by the end of fiscal 2006.”

Mr. Hoffman continued, “As a result of these decisions, we have reclassified our financial statements to reflect all but a few of the Rampage stores as discontinued operations on the balance sheet and income statement. The year-to-date improvements at our Charlotte Russe business are evident with the 176% increase in net income from continuing operations shown on the accompanying income statement.”

4645 Morena Boulevard, San Diego, California 92117 Phone 858-587-1500 Fax 858-875-0345

“Improved sales at the Charlotte Russe stores were led by building strength in fashionable and trend-right apparel, combined with our leading accessories and footwear assortments. Looking forward, we are focused on driving positive comp increases as we anniversary the double-digit increases that began this time last year. In addition, we expect to open 20 new stores in the fourth quarter, and there are 23 stores being remodeled to the “bright-store” prototype. With over 50 new stores targeted for fiscal 2007, we see potential to reinvest our strong operating cashflow back into the business and grow the Charlotte Russe stores to over 600 locations during the next several years.”

“Assuming no significant change in the overall retailing environment, we would guide investors to expect mid single-digit positive comparable store sales in the fourth quarter of fiscal 2006 with diluted earnings per share from continuing operations of 42 to 46 cents, compared to as much as 32 cents from continuing operations last year. As fiscal 2006 is a 53-week fiscal year for the Company, this year’s fourth quarter will include 14 weeks, in comparison to last year’s 13-week fourth quarter,” Mr. Hoffman concluded.

As has been the Company’s policy, this guidance does not include the potential of any business risks, opportunities or developments that may occur after July 20, 2006. Management does not expect to report on its fourth quarter financial performance, or to comment on it to the investment community, until after the financial results for the fourth quarter have been released on or about November 9, 2006.

Reclassification as Result of Rampage Assets Being Held for Sale:

As disclosed in the June 29th press release, the Company decided to dispose of all Rampage stores except for the four locations that will be converted to use by the Charlotte Russe stores. As these store operations met the criteria for classification of being held for sale as of the end of the third quarter, the financial statements have been reclassified to reflect these stores as a discontinued business. The Company expects to classify the operations of the four conversion stores and three stores that currently operate under month-to-month lease arrangements in the fourth quarter when such locations are converted or abandoned.

Specifically, we have segregated the sales and direct and incremental operating expenses for this group of Rampage stores and shown the impact on an after-tax basis. In accordance with generally accepted accounting principles, all prior periods have been reclassified under the same methodology.

The year-to-date amounts also reflect the impact of the non-cash impairment charge that was taken in the second quarter ended March 2006. As discussed in the June 29th press release announcing the sale of 44 Rampage stores, the sale occurred subsequent to the end of the third quarter of fiscal 2006; therefore, it will be reflected in the fourth quarter financial statements.

Financial Results:

With respect to continuing operations, net sales for the third quarter increased 32% to $163 million from $123 million for the third quarter last year, and comparable store sales at the Charlotte Russe stores increased 18.2% during the quarter, compared to a decrease of 2.5% for the third quarter of fiscal 2005.

With respect to continuing operations, net sales for the first 39 weeks of fiscal 2006 increased 38% to $498 million from $362 million for the same period last year, and comparable store sales at the Charlotte Russe stores increased 18.4% during the 39-week period, compared to a decrease of 3.3% for the same period of fiscal 2005.

Income from continuing operations before income taxes for the third quarter was $14.7 million as compared to $5.4 million for the same quarter last year. Net income from continuing operations increased 153% to $8.8 million from $3.5 million during the same quarter last year. Diluted earnings per share from continuing operations of 36 cents for the quarter compared to 15 cents for the same quarter of the prior year, an increase of 140%. Included in the quarterly results last year was a $0.5 million pre-tax charge, which impacted earnings per share by 1 cent, associated with the settlement of a lawsuit related to the classification of our California store managers for wage and hour purposes.

Income from continuing operations before income taxes for the first 39 weeks of fiscal 2006 was $38.0 million as compared to $13.3 million for the same period last year. Net income from continuing operations increased 176% to $22.9 million from $8.3 million for the same period last year. Diluted earnings per share from continuing operations for the 39-week period were 93 cents as compared to 35 cents for the same period of the prior year, an increase of 166%.

Additional Information:

In order to assist in the understanding of the Company’s historical financial reporting between continuing and discontinued operations, the following information is being provided.

Quarterly impact of discontinued operations on after-tax earnings and diluted EPS, including the impairment charge taken in Q2 of fiscal 2006, were as follows:

Fiscal 2005 –	Q1	$2.1 million loss, $0.09 loss per share
	Q2	$1.3 million loss, $0.05 loss per share
	Q3	$0.2 million loss, $0.01 loss per share
	Q4	$1.4 million loss, $0.06 loss per share
	Year	$5.0 million loss, $0.21 loss per share

Fiscal 2006 –	Q1	$1.8 million loss, $0.07 loss per share
	Q2	$16.8 million loss (including $13.6 million impairment charge), $0.68 loss per share (including $0.55 impairment charge)
	Q3	$3.0 million loss, $0.12 loss per share
YTD $21.5 million loss, $0.87 loss per share

Charlotte Russe comparable store sales were as follows:

Fiscal 2005 –	Q1	6.6% decrease
	Q2	0.3% decrease
	Q3	2.5% decrease
	Q4	10.6% increase
	Year	0.3% increase

Fiscal 2006 –	Q1	16.3% increase
	Q2	21.0% increase
	Q3	18.2% increase
	YTD	18.4% increase

Charlotte Russe Holding, Inc. is a mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women in their teens and twenties. At June 24, 2006 the Company operated 424 stores in 43 states and Puerto Rico consisting of 360 Charlotte Russe stores and 64 Rampage stores. The Company expects to open 40 new Charlotte Russe stores during the fiscal year ending in September and at least 50 new Charlotte Russe stores in fiscal 2007.

Interested listeners are invited to participate in today’s Charlotte Russe conference call at 11:00 a.m. Eastern Time which will be broadcast over the internet at http://www.charlotte-russe.com. To listen to the live call, please go to the web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the company’s web site shortly after the call, or by calling 877-519-4471, PIN: 7493093.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Except for the historical information contained herein, this press release contains forward-looking statements. Such statements include, but are not limited to, receipt of sales proceeds from the Rampage transaction, projections of our future results of operations or of our financial condition, our anticipated growth strategies and projected store closings, conversions and new store openings and the discontinuation of our Rampage store operations. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or from any results expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that the conditions to the receipt of the sales proceeds from the Rampage transaction will not be satisfied and the Company will not receive such sales proceeds, the Company will not open new Charlotte Russe stores in the numbers or on the schedule anticipated, the Company will not achieve anticipated financial results or comparable store sales increases, general and regional economic conditions, industry trends, consumer demands and preferences, competition from other retailers and uncertainties generally associated with women’s apparel and accessory retailing. A complete description of these factors, as well as others that could affect the company’s business, is set forth in the Annual Report on Form 10-K, filed with the Securities and Exchange Commission on December 7, 2005.

— Financial statements follow —

CHARLOTTE RUSSE HOLDING, INC.

CONSOLIDATED STATEMENTS OF INCOME

(amounts in 000’s, except per share data)

(unaudited)

	Third Quarter Ended		Nine Months Ended
	June 24, 2006	June 25, 2005	June 24, 2006	June 25, 2005
Net sales	$162,618	$123,268	$498,311	$362,233
Cost of goods sold	117,304	91,814	365,120	271,150

Gross profit	45,314	31,454	133,191	91,083
Selling, general & administrative expenses	31,279	26,192	96,661	78,164

Operating income	14,035	5,262	36,530	12,919
Interest income, net	699	218	1,646	567
Other charges	(62)	(74)	(192)	(199)

Income from continuing operations before income taxes	14,672	5,406	37,984	13,287
Income tax expense	5,825	1,909	15,080	4,983

Net income from continuing operations	8,847	3,497	22,904	8,304
Discontinued Operations:
Loss from operations, net of tax	2,969	183	7,981	3,590
Impairment charges, net of tax	—	—	13,567	—

Loss on discontinued operations	2,969	183	21,548	3,590

Net income	$5,878	$3,314	$1,356	$4,714

Earnings (loss) per share – basic:
Continuing operations	$0.39	$0.16	$1.02	$0.38
Discontinued operations	(0.13)	(0.01)	(0.96)	(0.17)

Earnings per basic share	$0.26	$0.15	$0.06	$0.21

Earnings (loss) per share – diluted:
Continuing operations	$0.36	$0.15	$0.93	$0.35
Discontinued operations	(0.12)	(0.01)	(0.87)	(0.15)

Earnings per diluted share	$0.24	$0.14	$0.06	$0.20

Basic weighted average shares outstanding	22,542	22,007	22,399	21,983
Diluted weighted average shares outstanding	24,788	24,053	24,640	24,017

CHARLOTTE RUSSE HOLDING, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(amounts in 000’s)

(unaudited)

	June 24, 2006	June 25, 2005
ASSETS
Cash and cash equivalents	$65,537	$33,711
Inventories	52,693	43,774
Other current assets	6,419	5,983
Deferred tax assets	15,700	6,900
Current assets – discontinued operations	2,852	10,021

Total current assets	143,201	100,389
Fixed assets, net	163,454	159,965
Goodwill	28,790	28,790
Other assets	529	269
Long-term assets – discontinued operations	—	23,959

Total assets	$335,974	$313,372

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, trade	$27,003	$25,117
Accounts payable, other	6,019	6,539
Accrued payroll and related expense	6,475	4,614
Income and sales taxes payable	4,307	2,477
Other current liabilities	8,146	9,415
Current liabilities – discontinued operations	15,326	7,205

Total current liabilities	67,276	55,367
Deferred rent	92,514	84,726
Other liabilities	44	44
Deferred tax liabilities	1,060	2,100
Long-term liabilities – discontinued operations	—	10,366

Total liabilities	160,894	152,603
Total stockholders’ equity	175,080	160,769

Total liabilities and stockholders’ equity	$335,974	$313,372

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CONTACT: Daniel T. Carter, Chief Financial Officer of Charlotte Russe Holding, Inc

858-490-2430/